Exhibit 99.1

S.Y. Bancorp Reports Solid Fourth Quarter and Full-Year Results against a Backdrop of Turbulent Economic Conditions

LOUISVILLE, Ky.--(BUSINESS WIRE)--January 23, 2009--S.Y. Bancorp, Inc. (NASDAQ:SYBT), parent company of Stock Yards Bank & Trust Company, with offices in the Louisville metropolitan area, Indianapolis and Cincinnati, today reported financial results for the fourth quarter and year ended December 31, 2008. Despite recessionary trends in 2008, the Company reported a solid year-over-year performance in its business, highlighted by a 12% increase in the Company's loan portfolio and a 15% increase in its deposit base for the year. This growth, combined with a continuation of strong credit quality trends, helped offset the impact that a declining interest rate environment had on its net interest margin. A summary of results for the fourth quarter and year-to-date period follows:

Quarter Ended December 31,	2008	2007	Change
Net income	$5,066,000	$6,164,000	-18%
Net income per share, diluted	$0.37	$0.44	-16%
Return on average equity	14.28%	18.07%
Return on average assets	1.25%	1.70%

Year Ended December 31,	2008	2007	Change
Net income	$21,676,000	$24,052,000	-10%
Net income per share, diluted	$1.59	$1.67	-5%
Return on average equity	15.92%	17.26%
Return on average assets	1.38%	1.70%

The Company's net income for the fourth quarter of 2008 included impairment and equity-method charges, recorded in non-interest expenses, totaling $866,000 ($563,000 or $0.04 per diluted share after tax) on a 2004 investment in a bank located in one of the Company's expansion markets. The impairment of this asset, the only such investment of its kind made by the Company and carried in other assets as an equity-method investment, was directly attributable to the recent decline in the market value of bank stocks and reflected the impact of accounting rules with respect to measurement of fair value. From a business and strategic point of view, the Company continues to see the benefit of this investment, in terms of its ongoing expansion in this new market, and it remains a source of new business development for the Company. After these charges, this asset is now carried at $520,000.

S.Y. Bancorp's total assets increased 10% to $1.629 billion at December 31, 2008, from $1.482 billion at December 31, 2007. The year-over-year change in total assets was driven by strong growth in the Company's loan portfolio, which rose 12% to $1.350 billion at December 31, 2008, from $1.202 billion at December 31, 2007. Deposits increased 15% to $1.271 billion at December 31, 2008, compared with $1.107 billion a year ago, with the increase reflecting higher deposits of all types. Stockholders' equity increased 9% to $144.5 million at December 31, 2008, from $133.0 million at December 31, 2007, and the Company remained "well-capitalized" under regulatory standards – the highest capital rating a financial institution can earn. The Company's Tier 1 leverage ratio, Tier 1 risk-based capital ratio and total risk-based capital ratio at December 31, 2008, were 10.65%, 12.10% and 13.90%, respectively, all exceeding the required minimums of 5%, 6% and 10%, respectively, to be deemed a well-capitalized institution.

Commenting on the Company's progress, David Heintzman, Chairman and Chief Executive Officer, said, "We are pleased to report the ongoing growth of the Company in the fourth quarter and throughout 2008, a feat made even more noteworthy given the events of the past year and the many shocks sustained by the nation's economy. Despite significant headwinds, we reported strong growth in loans and deposits for the year, underscoring the strength of our business overall and the solid presence we enjoy in our principal market of Louisville, which has not been as hard hit as other regions around the country. Our growing reach to new markets in Indianapolis and Cincinnati also contributed to the Company's steady progress.

"Concurrent with this growth, and mindful of the times, we have maintained a keen focus on credit quality," Heintzman continued. "We are gratified to note the metrics that describe our effectiveness in this area remain strong – an accomplishment that sets S.Y. Bancorp apart from many peer financial institutions. Capping the achievements of 2008 was our ability to maintain a strong and growing capital position, which should reassure our customers and depositors, while positioning us for continued growth in the future. Considering the recent consolidation and customer dislocation occurring in our industry, marked by bank failures and takeovers, we believe there will be attractive opportunities for us to gain market share and attract new, productive bankers to our company in the year ahead, both in our home market of Louisville as well as in our newer markets of Indianapolis and Cincinnati.

"As encouraged as we are about the Company's progress in 2008, especially considering the backdrop of the year, we recognize the outlook for 2009 is both challenging and uncertain," Heintzman added. "Although thus far we have avoided the consequences of lending practices that have troubled other banks, we are not likely to completely escape the impact of declining real estate values and their effect on credit quality, even though our markets have fared reasonably well in the downturn so far. Clearly, the economy is in recession, the depth and duration of which cannot be predicted. In addition, the personal wealth of many of our borrowers and guarantors, which historically has added a source of financial strength to those loans, has been negatively affected by severe market declines. Considering these uncertainties, we expect our provision for loan losses to increase over at least the near term. Moreover, we anticipate additional pressure on net interest margin in the coming year due to the unprecedented low-rate environment that now exists as well as the impact of our trust preferred securities that we recently issued to bolster capital. These pressures, together with strong competition for deposits and the impact that has on pricing, are expected to result in significantly lower net interest margin for 2009. Also, while we believe non-interest income will rise slightly next year, it is not expected to offset the anticipated increase in non-interest expense. All of these factors point toward lower net income in 2009 compared with 2008, reflecting the continuation of tough economic conditions in our industry and across the nation.

"Still, far away from the problems on Wall Street, we remained focused on the main streets of the communities we serve and on our mission to provide a full range of financial products and a high level of service for our customers to meet and address their needs, requirements and challenges," Heintzman concluded. "Considering our performance in 2008, and the fundamental strength and diversity of our business and markets, we remain confident about our prospects for growth over the longer term."

In light of current pressures on the economy and uncertainties in the banking industry, S.Y. Bancorp further strengthened its balance sheet during the fourth quarter of 2008 by raising additional capital with the sale of $30,000,000 of 10% cumulative trust preferred securities in an over-subscribed public offering. The trust preferred securities will mature on December 31, 2038, but are callable by the Company on or after December 31, 2013. This capital offering resulted in net proceeds of approximately $28.5 million and helped to increase the Company's total risk-based capital ratio to 13.90% from 10.82% at December 31, 2007, and 11.26% at September 30, 2008, all of which exceeded the 10% level required to be considered a well-capitalized institution.

As a result of its successful trust preferred offering, the Company elected not to issue preferred stock under the Treasury Department's Capital Purchase Program (CPP), even though it was approved to participate. S.Y. Bancorp already was well capitalized before the trust preferred offering, and the additional capital raised in that offering qualifies as additional Tier 1 capital. Management believes the Company remains well positioned to support the banking and lending needs of its customers today, as well as the Company's growth over the longer term, without CPP funding. Moreover, management determined that the potential dilution and uncertainty surrounding the CPP represented unnecessary burdens and risks for the Company and its shareholders. Separately, the Company also issued $10 million of subordinated debentures during the third quarter of 2008, with a 10-year term and two-year call feature. These debentures qualify as Tier 2 capital for regulatory capital purposes.

Heintzman pointed out that the Company's capital management efforts in early 2008, primarily in the form of stock repurchases, helped mitigate the impact of lower net income on earnings per share. From October 2007 to March 2008, the Company repurchased a total of 639,000 common shares under its established stock repurchase plan. Since that time, however, S.Y. Bancorp has made no purchases of its common stock, choosing instead to preserve its capital in the face of uncertain economic times. Additionally, the Company has maintained a sound and consistent dividend payout, currently reflecting an indicated annual rate of $0.68 per share. In November 2008, S.Y. Bancorp's Board of Directors maintained the regular quarterly cash dividend of $0.17 per share, which was distributed on January 2, 2009, to shareholders of record as of December 5, 2008.

Heintzman noted that recent weakness in the securities market significantly affected one important area of non-interest income for the Company. Income from investment management and trust services, which constitutes the single largest component of non-interest income and is inherently linked to securities market performance, declined 10% in the fourth quarter and 5% for the year after having posted double-digit increases on average over the last several years. Also contributing to the decline was a reduction in non-recurring estate fees. Assets under management totaled $1.347 billion at December 31, 2008, reflecting growth during 2008 from net new accounts of approximately $110 million, or double that of 2007, which offset some of the impact of falling market values.

Driven primarily by loan growth, net interest income – the Company's largest source of revenue – increased $1,516,000 or 11% in the fourth quarter of 2008 compared with the year-earlier period. Reflecting a declining interest rate environment over the past year, net interest margin for the fourth quarter of 2008 fell seven basis points year over year to 3.92% from 3.99% in the fourth quarter of 2007, but was 13 basis points higher than in the third quarter of 2008. For 2008, net interest income increased $3,167,000 or 6% versus last year, primarily due to strong loan growth. For 2008, the Company's net interest margin declined 23 basis points to 3.93% compared with 4.16% in 2007. Management believes recent and significant rate reductions by the Federal Open Market Committee, coupled with ongoing heavy competition for deposits used to fund loan growth and the impact of newly issued trust preferred securities, will put significant pressure on margins in the upcoming year.

Non-performing loans for the fourth quarter of 2008 increased to $4,710,000 from $3,370,000 in the fourth quarter of 2007 and, on a linked-quarter basis, rose from $3,940,000 in the third quarter of 2008. However, relative to total end-of-period loans outstanding, the ratio of non-performing loans remained near historical lows at 0.35% in the fourth quarter of 2008 versus 0.28% in the fourth quarter of last year and 0.30% in the third quarter of 2008. At the current level of 0.35%, non-performing loans to total loans remain only seven basis points above the lowest point for the past five years, achieved in 2007, and 10 basis points below the five-year average. Trends in net charge-offs also continue to underscore the strength of the Company's loan quality, as net charge-offs totaled $354,000 in the fourth quarter of 2008 or 0.03% of average loans, compared with $535,000 or 0.05% in the year-earlier quarter, and $571,000, or 0.04% in the third quarter of 2008. Year to date charge-offs totaled $2,119,000 or 0.16% of average loans compared to $2,278,000 or 0.20% of average loans in 2007. Despite these favorable trends, the Company remains cautious about credit quality in the near future because of uncertainties in the economy and the unknown depth and duration of the current recession.

Even though many credit quality metrics continue to trend favorably, management considers the volatility and disruption experienced in credit markets over the past year and the possibility that these conditions can place additional pressure on credit quality in determining the provision and allowance for loan losses. For the fourth quarter of 2008, the loan loss provision totaled $950,000 versus $1,435,000 in the year-earlier period. For 2008, the loan loss provision totaled $4,050,000 versus $3,525,000 in 2007. The Company's allowance for loan losses was 1.14% of total loans at December 31, 2008, up slightly from 1.12% at both December 31, 2007, and September 30, 2008.

Non-interest income declined $1,522,000 or 19% in the fourth quarter compared with the same quarter last year. Aside from lower investment management and trust income, as noted earlier, service charges on deposit accounts were down $231,000 or 10%, and various components of other income decreased. These declines were partially offset by higher bankcard transaction revenue, which rose $40,000 or 6%, and higher brokerage fees and commissions, which rose $13,000 or 3% for the quarter. Non-interest income declined $2,523,000 or 8% in 2008 compared with 2007, primarily reflecting declines in investment management and trust income, service charge income, and brokerage fees and commissions, as well as a loss on the sale of securities and lower other income.

Non-interest expense rose $636,000 or 5% in the fourth quarter of 2008 versus the same period last year, primarily because of the previously discussed impairment charge. Higher net occupancy costs and other non-interest expense also contributed to the net increase in non-interest expense in the fourth quarter of 2008. Offsetting these factors somewhat was a decline of $530,000 or 8% in salaries and employee benefits due to favorable claims experience in the Company's self-insured heath care plan, lower pension costs, and reduced bonuses, as well as a decline of $160,000 or 16% in data processing expense. Non-interest expense rose $2,354,000 or 5% in 2008 compared with the year-earlier period primarily due to salaries and employee benefits and net occupancy costs, offset by lower data processing expense. The Company continues to absorb additional costs related to its expansion in Indianapolis, where the Company opened a second office in the fourth quarter of 2007, and in Cincinnati, a market the Company also entered in the fourth quarter of 2007. Expenses for those new offices were in the start-up phase in late 2007 in terms of personnel and office space, and those expenses only reached normalized operating levels beginning in 2008. While these expansion initiatives have contributed to the Company's loan growth in 2008, they still have represented a drag on earnings this year as they continue to ramp up to a breakeven level. The Company's fourth quarter efficiency ratio was 60.01% compared with 57.03% in the fourth quarter of 2007 and 55.97% in the third quarter of 2008. For the year, the efficiency ratio increased to 57.05% from 54.68% for 2007.

Louisville, Kentucky-based S.Y. Bancorp, Inc., with $1.629 billion in assets, was incorporated in 1988 as a bank holding company. It is the parent company of Stock Yards Bank & Trust Company, which was established in 1904. The Company's common shares trade on the NASDAQ Global Select Market under the symbol SYBT. The trust preferred securities of S.Y. Bancorp Capital Trust II also trade on the NASDAQ Global Select Market under the symbol SYBTP.

This report contains forward-looking statements under the Private Securities Litigation Reform Act that involve risks and uncertainties. Although the Company's management believes the assumptions underlying the forward-looking statements contained herein are reasonable, any of these assumptions could be inaccurate. Therefore, there can be no assurance the forward-looking statements included herein will prove to be accurate. Factors that could cause actual results to differ from those discussed in forward-looking statements include, but are not limited to: economic conditions both generally and more specifically in the markets in which the Company and its banking subsidiary operate; competition for the Company's customers from other providers of financial services; government legislation and regulation, which change from time to time and over which the Company has no control; changes in interest rates; material unforeseen changes in liquidity, results of operations, or financial condition of the Company's customers; and other risks detailed in the Company's filings with the Securities and Exchange Commission, all of which are difficult to predict and many of which are beyond the control of the Company.

S. Y. Bancorp, Inc. Financial Information Fourth Quarter 2008 Earnings Release (In thousands unless otherwise noted)
	Fourth Quarter Ended		Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007
Income Statement Data
Net interest income, fully tax equivalent (1)	$14,981	$13,457	$57,872	$54,768
Interest income
Loans	$19,535	$20,985	$80,171	$84,149
Federal funds sold	26	188	478	944
Mortgage loans held for sale	31	44	218	225
Securities	1,886	1,574	6,254	5,912
Total interest income	21,478	22,791	87,121	91,230
Interest expense
Deposits	5,529	7,853	24,532	31,393
Securities sold under agreements to repurchase and federal funds purchased	151	718	1,155	2,869
Other short-term borrowings	40	107	436	124
Federal Home Loan Bank advances	832	910	3,928	3,146
Subordinated debentures	209	2	212	7
Total interest expense	6,761	9,590	30,263	37,539
Net interest income	14,717	13,201	56,858	53,691
Provision for loan losses	950	1,435	4,050	3,525
Net interest income after provision for loan losses	13,767	11,766	52,808	50,166
Non-interest income
Investment management and trust income	2,803	3,126	12,203	12,886
Service charges on deposit accounts	2,045	2,276	8,350	8,758
Bankcard transaction revenue	671	631	2,645	2,359
Gains on sales of mortgage loans held for sale	254	290	1,253	1,164
Gain (loss) on the sale of securities	-	-	(607)	-
Brokerage commissions and fees	499	486	1,797	1,929
Bank owned life insurance	247	252	1,020	985
Other non-interest income	(199)	781	1,148	2,251
Total non-interest income	6,320	7,842	27,809	30,332
Non-interest expense
Salaries and employee benefits expense	6,368	6,898	27,686	27,002
Net occupancy expense	1,081	985	4,247	3,722
Data processing expense	838	998	3,326	4,043
Furniture and equipment expense	275	275	1,117	1,148
State bank taxes	340	340	1,334	1,155
Other non-interest expenses	3,880	2,650	11,175	9,461
Total non-interest expense	12,782	12,146	48,885	46,531
Net income before income tax expense	7,305	7,462	31,732	33,967
Income tax expense	2,239	1,298	10,056	9,915
Net income	$5,066	$6,164	$21,676	$24,052

Weighted average shares - basic	13,463	13,779	13,440	14,168
Weighted average shares - diluted	13,675	13,974	13,630	14,389

Basic earnings per share	$0.38	$0.45	$1.61	$1.70
Diluted earnings per share	0.37	0.44	1.59	1.67
Cash dividend declared per share	0.17	0.16	0.68	0.63

Balance Sheet Data (at period end)
Total loans			$1,349,637	$1,201,938
Allowance for loan losses			15,381	13,450
Total assets			1,628,763	1,482,219
Non-interest bearing deposits			182,778	170,477
Interest bearing deposits			1,088,147	936,230
Federal home loan bank advances			70,000	90,000
Subordinated debentures			40,960	90
Stockholders' equity			144,500	133,024
Total shares outstanding			13,474	13,600
Book value per share			10.72	9.78
Market value per share			27.50	23.94

S. Y. Bancorp, Inc. Financial Information Fourth Quarter 2008 Earnings Release

	Fourth Quarter Ended		Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007
Average Balance Sheet Data
Average federal funds sold	$6,487	$16,838	$23,992	$18,211
Average investment securities	188,554	144,352	148,539	137,278
Average loans	1,323,434	1,178,068	1,295,711	1,159,101
Average earning assets	1,520,146	1,341,624	1,472,099	1,317,963
Average assets	1,616,476	1,436,666	1,567,967	1,413,614
Average interest bearing deposits	1,079,625	917,475	1,039,723	910,735
Average total deposits	1,268,244	1,089,400	1,216,833	1,081,483
Average federal funds purchased and securities sold under agreement to repurchase	80,458	89,972	79,582	86,248
Average short-term borrowings	5,612	5,391	12,099	1,980
Average long-term debt	85,909	76,394	89,372	65,792
Average interest bearing liabilities	1,251,603	1,089,233	1,220,776	1,064,754
Average stockholders' equity	141,129	135,370	136,112	139,357

Performance Ratios
Annualized return on average assets	1.25%	1.70%	1.38%	1.70%
Annualized return on average equity	14.28%	18.07%	15.92%	17.26%
Net interest margin, fully tax equivalent	3.92%	3.99%	3.93%	4.16%
Non-interest income to total revenue, fully tax equivalent
	30.04%	36.62%	32.85%	35.54%
Efficiency ratio	60.01%	57.03%	57.05%	54.68%

Capital Ratios
Average stockholders' equity to average assets	8.73%	9.42%	8.68%	9.86%
Tier 1 risk-based capital			12.10%	9.82%
Total risk-based capital			13.90%	10.82%
Leverage			10.65%	9.21%

Loans by Type
Commercial and industrial			$348,174	$309,506
Construction and development			167,402	144,668
Real estate mortgage - commercial investment			248,308	240,610
Real estate mortgage - owner occupied commercial			249,164	200,122
Real estate mortgage - 1-4 family residential			160,322	145,362
Home equity - first lien			22,973
Home equity - junior lien			122,535
Home equity (2)				136,962
Consumer			30,759	24,708

Asset Quality Data
Allowance for loan losses to total loans			1.14%	1.12%
Allowance for loan losses to average loans			1.19%	1.16%
Allowance for loan losses to non-performing loans			326.56%	399.11%
Nonaccrual loans			$4,455	$2,964
Restructured loans			-	-
Loans - 90 days past due & still accruing			255	406
Total non-performing loans			4,710	3,370
OREO and repossessed assets			1,656	3,831
Total non-performing assets			6,366	7,201
Non-performing loans to total loans			0.35%	0.28%
Non-performing assets to total assets			0.39%	0.49%
Net charge-offs to average loans (3)	0.03%	0.05%	0.16%	0.20%
Net charge-offs	$354	$535	$2,119	$2,278

Other Information
Total assets under management (in millions)			$1,347	$1,669
Full-time equivalent employees			464	446

(2) - In September 2008, the Company changed its presentation for disclosing the types of loans in its portfolio to provide more detailed information. Home equity lines of credit were divided into two categories - first lien and junior lien; however, it was not feasible to obtain comparable amounts for these categories for prior periods.

S. Y. Bancorp, Inc. Financial Information Fourth Quarter 2008 Earnings Release

	Five Quarter Comparison
	12/31/08	9/30/08	6/30/08	3/31/08	12/31/07
Income Statement Data
Net interest income, fully tax equivalent (1)	$14,981	$14,722	$14,662	$13,508	$13,457
Net interest income	$14,717	$14,465	$14,415	$13,261	$13,201
Provision for loan losses	950	900	975	1,225	1,435
Net interest income after provision for loan losses	13,767	13,565	13,440	12,036	11,766
Investment management and trust income	2,803	2,885	3,236	3,279	3,126
Service charges on deposit accounts	2,045	2,196	2,117	1,992	2,276
Bankcard transaction revenue	671	662	691	621	631
Gains on sales of mortgage loans held for sale	254	366	319	314	290
Gain (loss) on the sale of securities	-	(607)	-	-	-
Brokerage commissions and fees	499	413	444	441	486
Bank owned life insurance	247	263	258	252	252
Other non-interest income	(199)	396	529	422	781
Total non-interest income	6,320	6,574	7,594	7,321	7,842
Salaries and employee benefits expense	6,368	6,824	7,335	7,159	6,898
Net occupancy expense	1,081	1,121	1,036	1,009	985
Data processing expense	838	840	896	752	998
Furniture and equipment expense	275	290	276	276	275
State bank taxes	340	340	314	340	340
Other non-interest expenses	3,880	2,505	2,412	2,378	2,650
Total non-interest expense	12,782	11,920	12,269	11,914	12,146
Net income before income tax expense	7,305	8,219	8,765	7,443	7,462
Income tax expense	2,239	2,776	2,636	2,405	1,298
Net income	$5,066	$5,443	$6,129	$5,038	$6,164

Weighted average shares - basic	13,463	13,435	13,409	13,452	13,779
Weighted average shares - diluted	13,675	13,652	13,584	13,610	13,974

Basic earnings per share	$0.38	$0.41	$0.46	$0.37	$0.45
Diluted earnings per share	0.37	0.40	0.45	0.37	0.44
Cash dividend declared per share	0.17	0.17	0.17	0.17	0.16

Balance Sheet Data (at period end)
Total loans	$1,349,637	$1,316,661	$1,320,509	$1,289,913	$1,201,938
Allowance for loan losses	15,381	14,785	14,456	14,097	13,450
Total assets	1,628,763	1,653,456	1,596,320	1,517,258	1,482,219
Non-interest bearing deposits	182,778	184,647	182,580	175,028	170,477
Interest bearing deposits	1,088,147	1,081,319	1,080,752	972,980	936,230
Federal home loan bank advances	70,000	90,000	90,000	90,000	90,000
Subordinated debentures	40,960	10,060	60	60	90
Stockholders' equity	144,500	138,910	134,848	131,547	133,024
Total shares outstanding	13,474	13,457	13,424	13,406	13,600
Book value per share	10.72	10.32	10.05	9.81	9.78
Market value per share	27.50	30.62	21.36	23.24	23.94

S. Y. Bancorp, Inc. Financial Information Fourth Quarter 2008 Earnings Release

	Five Quarter Comparison
	12/31/08	9/30/08	6/30/08	3/31/08	12/31/07
Average Balance Sheet Data
Average loans	$1,323,434	$1,315,401	$1,308,304	$1,235,185	$1,178,068
Average assets	1,616,476	1,647,361	1,536,473	1,470,153	1,436,666
Average earning assets	1,520,146	1,552,961	1,443,187	1,376,233	1,341,624
Average total deposits	1,268,244	1,292,493	1,187,325	1,117,873	1,089,400
Average long-term debt	85,909	90,169	91,379	90,062	76,394
Average interest bearing liabilities	1,251,603	1,294,216	1,195,756	1,140,382	1,089,233
Average stockholders' equity	141,129	136,664	134,696	131,901	135,370

Performance Ratios
Annualized return on average assets	1.25%	1.31%	1.60%	1.38%	1.70%
Annualized return on average equity	14.28%	15.84%	18.30%	15.36%	18.07%
Net interest margin, fully tax equivalent	3.92%	3.79%	4.07%	3.95%	3.99%
Non-interest income to total revenue, fully tax equivalent	30.04%	30.55%	34.40%	35.24%	36.62%
Efficiency ratio	60.01%	55.97%	55.13%	57.26%	57.03%

Capital Ratios
Average stockholders' equity to average assets	8.73%	8.30%	8.77%	8.97%	9.42%
Tier 1 risk-based capital	12.10%	9.55%	9.31%	9.07%	9.82%
Total risk-based capital	13.90%	11.26%	10.32%	10.06%	10.82%
Leverage	10.65%	8.40%	8.75%	8.85%	9.21%

Loans by Type
Commercial and industrial	$348,174	$338,489	$331,665	$332,144	$309,506
Construction and development	167,402	173,879	182,041	174,604	144,668
Real estate mortgage - commercial investment	248,308	258,687	264,743	252,706	240,610
Real estate mortgage - owner occupied commercial	249,164	210,456	207,398	202,714	200,122
Real estate mortgage - 1-4 family residential	160,322	159,034	160,152	148,324	145,362
Home equity - 1st lien	22,973	24,458
Home equity - junior lien	122,535	118,672
Home equity (2)			142,154	136,064	136,962
Consumer	30,759	35,318	38,037	43,357	24,708

Asset Quality Data
Allowance for loan losses to total loans	1.14%	1.12%	1.09%	1.09%	1.12%
Allowance for loan losses to average loans	1.16%	1.12%	1.10%	1.14%	1.16%
Allowance for loan losses to non-performing loans	326.56%	375.25%	263.75%	307.19%	399.11%
Nonaccrual loans	$4,455	$3,880	$4,938	$4,034	$2,964
Restructured loans	-	-	-	-	-
Loans - 90 days past due & still accruing	255	60	543	555	406
Total non-performing loans	4,710	3,940	5,481	4,589	3,370
OREO and repossessed assets	1,656	3,182	2,995	3,715	3,831
Total non-performing assets	6,366	7,122	8,476	8,304	7,201
Non-performing loans to total loans	0.35%	0.30%	0.42%	0.36%	0.28%
Non-performing assets to total assets	0.39%	0.43%	0.53%	0.55%	0.49%
Net charge-offs to average loans (3)	0.03%	0.04%	0.05%	0.05%	0.05%
Net charge-offs	$354	$571	$616	$578	$535

Other Information
Total assets under management (in millions)	$1,347	$1,464	$1,536	$1,549	$1,669
Full-time equivalent employees	464	459	457	460	446

(1) - Interest income on a fully tax equivalent basis includes the additional amount of interest income that would have been earned if investments in certain tax-exempt interest earning assets had been made in assets subject to federal, state and local taxes yielding the same after-tax income.

(2) - In September 2008, the Company changed its presentation for disclosing the types of loans in its portfolio to provide more detailed information. Home equity lines of credit were divided into two categories - first lien and junior lien; however, it was not feasible to obtain comparable amounts for these categories for prior periods.

(3) - Amounts not annualized Certain prior-period amounts have been reclassified to conform with current presentation.

CONTACT:
S.Y. Bancorp, Inc.
Nancy B. Davis, 502-625-9176
Executive Vice President,
Treasurer and Chief Financial Officer